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                                  EXHIBIT 99.3

                       AMERICAN NATURAL ENERGY CORPORATION

                     UP TO 6,616,415 SHARES OF COMMON STOCK
                           OFFERED PURSUANT TO RIGHTS
                           DISTRIBUTED TO SHAREHOLDERS

                                [_________], 2004











Dear Shareholders:

This letter is being delivered to all holders of record of shares of the common stock, $0.01 par value (the "Common Stock"), of American Natural Energy Corporation as of the close of business on [_______], 2004 in connection with a distribution of rights ("Rights") to purchase Common Stock upon the terms and conditions described in the enclosed Prospectus dated [_____], 2004 (the "Prospectus").

Each Right that you receive entitles you to purchase one share of Common Stock. You will receive one Right for each four shares of Common Stock that you owned as of the close of business on [__________], 2004. If the number of shares owned by you would result in your receipt of fractional Rights, the number of Rights issued to you will be rounded down to the nearest whole number.

Our current stockholders who do not participate in the rights offering will suffer dilution in their relative percentage ownership in us upon issuance of our common stock to holders exercising rights in the rights offering and as described in the Prospectus pursuant to the Investment Agreement.

               Enclosed are copies of the following documents:

               1. The Prospectus;

               2. A Subscription Warrant evidencing your Rights;

               3. Instructions as to the use of American Natural Energy Corporation Subscription Warrants (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

               4. A return envelope addressed to Computershare Investor Services Inc., the subscription agent.

Your prompt action is requested. The Rights will expire at 5:00 p.m., New York City Time, on [_______], 2004, unless extended by American Natural Energy Corporation in its sole discretion (as it may be extended, the "Expiration Date"). To exercise the Rights, a properly completed and executed Subscription Warrant and payment in full for all of the Rights exercised must be delivered to Computershare Investor Services Inc. as indicated in the Prospectus prior to 5:00 p.m., New York City Time, on the Expiration Date.

Additional copies of the enclosed materials may be obtained from Computershare Investor Services Inc.. The telephone number of Computershare Investor Services Inc. is 1-800-564-6253, and its addresses are:


Computershare Investor Services Inc.        Computershare Investor Services Inc.
  100 University Avenue, 9th Floor              510 Burrard Street, 2nd Floor
      Toronto, Ontario M5J 2Y1               Vancouver, British Columbia V6C 3B6
    Attention: Corporate Actions                Attention: Corporate Actions




                                Very truly yours,

                       AMERICAN NATURAL ENERGY CORPORATION


                Name:____________________________________________

               Title:_____________________________________________